Exhibit 10.1

EXECUTION VERSION

SERIES D PREFERRED STOCK PURCHASE AGREEMENT

BY AND BETWEEN

YOU ON DEMAND HOLDINGS, INC.,

AND

C MEDIA LIMITED

DATED: July 5, 2013

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
ARTICLE 2 PURCHASE AND SALE OF SERIES D PREFERRED STOCK		8
2.1	Purchase and Sale of Series D Preferred Stock	8
2.2	Certification of Designation	9
2.3	Closing	9
2.4	Use of Proceeds	9
2.5	Additional Issuances; Adjustment	9
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
3.1	Corporate Existence and Power	10
3.2	Subsidiaries	10
3.3	Corporate Authorization; No Contravention	11
3.4	Governmental Authorization; Third Party Consents	11
3.5	Binding Effect	12
3.6	Capitalization of the Company and its Subsidiaries	12
3.7	Commission Documents; Sarbanes-Oxley Compliance	13
3.8	Absence of Certain Developments	14
3.9	Indebtedness; No Undisclosed Liabilities	14
3.1	Compliance with Laws; Licenses	15
3.11	Litigation	15
3.12	Material Contracts	15
3.13	Environmental	16
3.14	Taxes	17
3.15	Title to Property and Assets; Leases	18
3.16	Compliance with ERISA	18
3.17	Labor Relations; Employees	19
3.18	Certain Payments	20
3.19	Insurance	20
3.2	Intellectual Property	20
3.21	Affiliate Transactions	21
3.22	Investment Company Act	21
3.23	Private Offering	22
3.24	Board Approval; Stockholder Approval	22

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3.25	Series D Preferred Stock	22
3.26	No Brokers or Finders	23
3.27	Disclosure	23
3.28	Suitability	23
3.29	Off Balance Sheet Arrangements	23
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		23
4.1	Existence and Power	23
4.2	Authorization; No Contravention	23
4.3	Governmental Authorization; Third Party Consents	24
4.4	Binding Effect	24
4.5	Investment Representations.	24
4.6	Receipt of Information	25
4.7	No Brokers or Finders	25
4.8	Sufficient Funds	25
4.9	Litigation	25
4.1	No General Solicitation.	25
4.11	Prohibited Transactions.	25
4.12	Reliance on Exemptions.	25
ARTICLE 5 COVENANTS		26
5.1	Conduct of Business	26
5.2	No Solicitation	28
5.3	Regulatory Approval; Litigation	30
5.4	Access.	30
5.5	Employee Benefits Matters	31
5.6	Payment of Dividends	31
5.7	Consents	32
5.8	Legends	32
5.9	Redemption	32
5.1	Budget	32
5.11	Series E Financing	32
5.12	Non-Solicitation	32
5.13	Shareholder Approval	33
ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE		33
6.1	Conditions to Closing	33

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ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE		35
7.1	Conditions to Closing	35
ARTICLE 8 REGISTRATION RIGHTS; RIGHT OF FIRST OFFER; OTHER AGREEMENTS OF THE COMPANY		36
8.1	Registration Rights	36
8.2	Other Registration Rights	37
8.3	Rule 144	37
8.4	Availability of Common Stock	38
8.5	No Rights Plan	38
ARTICLE 9 INDEMNIFICATION		38
9.1	Indemnification	38
9.2	Terms of Indemnification	38
ARTICLE 10		39
10.1	Termination of Agreement	39
10.2	Effect of Termination.	39
ARTICLE 11 MISCELLANEOUS		39
11.1	Survival	39
11.2	Fees and Expenses	40
11.3	Notices	40
11.4	Successors and Assigns	41
11.5	Amendment and Waiver	41
11.6	Counterparts	41
11.7	Headings	41
11.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	41
11.9	Severability	42
11.1	Entire Agreement	42
11.11	Further Assurances	42
11.12	Public Announcements	42
11.13	Specific Performance	43
11.14	Subsidiaries	43

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Exhibits

Exhibit A – Series D Certificate of Designation

Exhibit B – Budget

Exhibit C – Series E Preferred Stock Purchase Agreement

Exhibit D – Series E Certificate of Designation

Exhibit E – Forms of Legal Opinions

Exhibit F – Board of Directors (Phase 1)
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SERIES D PREFERRED STOCK PURCHASE AGREEMENT

SERIES D PREFERRED STOCK PURCHASE AGREEMENT, dated as of July 5, 2013 (as the same may be amended, supplemented or modified in accordance with the terms hereof, this “Agreement”), by and between YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”) and C Media Limited (the “Purchaser”).

WHEREAS, the Company proposes to issue and sell to the Purchaser, and the Purchaser proposes to buy, for an aggregate purchase price of $4,000,000, an aggregate of 2,285,714 shares (subject to adjustment pursuant to Section 2.5) of Series D 4% Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1               Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

“Accredited Investor” has the meaning assigned to such term in Section 4.5(b)

“Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Actions” means actions, causes of action, suits, claims, complaints, demands, litigations or legal, administrative or arbitral proceedings.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, for purposes of Section 3.21 only, with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such individual or the spouse thereof and any trust for the benefit of such Stockholder or any of the foregoing.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning assigned to such term in the Preamble.

“associate” has the meaning assigned in Rule 12b-2 promulgated by the Commission under the Exchange Act.

“beneficially own” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized or obligated by Law or executive order to remain closed.

“Bylaws” means the bylaws of the Company, as the same may have been amended and in effect as of the Closing Date.

“Certificate of Designation” means the certificate of designation setting forth the designations, powers and preferences of the Series D Preferred Stock, in the form attached hereto as Exhibit A.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended and in effect as of the Closing Date.

“Claims” means losses, claims, damages or liabilities, joint or several, Actions or proceedings (whether commenced or threatened).

“Closing” has the meaning assigned to such term in Section 2.3.

“Closing Date” has the meaning assigned to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collective Bargaining Agreement” has the meaning assigned to such term in Section 3.17(a).

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Company.

“Company” has the meaning assigned to such term in the Preamble.

“Company Agreements” has the meaning assigned to such term in Section 3.1.

“Company Benefit Plans” means all employee benefit plans providing benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that are sponsored or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute, including without limitation all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, termination pay and fringe benefit plans.

“Company Options” has the meaning assigned to such term in Section 3.6.

“Confidentiality Agreement” means the confidentiality agreement dated March 22, 2013, between Purchaser and the Company.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the exhibits hereto, including without limitation the issuance, purchase and sale of the Series D Preferred Stock, and the adoption of the Certificate of Designation.

“Contractual Obligation” means, as to any Person, any agreement, undertaking, contract, indenture, mortgage, deed of trust, credit agreement, note, evidence of indebtedness or other instrument, written or otherwise, to which such Person is a party or by which it or any of its property is bound.

“Conversion Shares” has the meaning assigned to such term in Section 4.5(c).

“Decrees” has the meaning assigned to such term in Section 3.10(a).

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant, pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Claim” means any claim, action, cause of action, investigation of which the Company or any of its Subsidiaries has knowledge, or written notice by any Person to the Company or any of its Subsidiaries alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (b) circumstances forming the basis of any violation or liability, or alleged violation or liability, of any Environmental Law.

“Environmental Laws” means all Federal, state, local, and foreign statute, Law, regulation, ordinance, rule, common Law, judgment, order, decree or other governmental requirement or restriction relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; provided that Environmental Laws does not include the Occupational Safety and Health Act or any other similar Requirement of Law governing worker safety or workplace conditions.

“Equitable Principles” means applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether in a proceeding at equity or at Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.

“ERISA Affiliate” means each entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company or its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or its Subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“Exempt Issuances” has the meaning assigned to such term in the Certificate of Designation.

“Existing Plans” has the meaning assigned to such term in Section 3.6.

“FINRA” means the Financial Industry Regulatory Authority.

“Fully Diluted Basis” has the meaning assigned to such term in Section 2.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body or self-regulatory organization having or asserting jurisdiction over a Person, its business or its properties.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP.

“Intellectual Property” has the meaning assigned to such term in Section 3.20.

“Investor Rights Agreement” means the Right of First Refusal and Co-Sale Agreement, dated July 5, 2013, by and between the Company, the Purchaser, Shane McMahon and Weicheng Liu.

“IRS” means the Internal Revenue Service.

“knowledge of the Company” means the actual knowledge of the chairman or any executive officer of the Company or any of its Subsidiaries, after due inquiry of those persons employed by the Company or its Subsidiaries charged with administrative or operational responsibility for such matter.

“Law” means all Federal, state, local, and foreign statute, law, regulation, ordinance, rule, common law, judgment, order, decree or other governmental requirement or restriction of all applicable jurisdictions.

“Leases” has the meaning assigned to such term in Section 3.15.

“Licenses” has the meaning assigned to such term in Section 3.10(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), voting or other restriction, preemptive right or other security interest of any kind or nature whatsoever.

“Mandatory Effectiveness Period” shall mean the period from the date that a Registration Statement is declared effective by the Commission until the earlier to occur of the date when all Registrable Securities covered by a Registration Statement (a) either have been sold pursuant to a Registration Statement or an exemption from the registration requirements of the Securities Act; and (b) pursuant to a written opinion of counsel reasonably acceptable to the Company, may be sold pursuant to Rule 144(b)(1) without any limitations.

“Mandatory Registration Statement” has the meaning assigned to such term in Section 8.1(a).

“Material Adverse Effect” means any material adverse change in or affecting (i) the business, properties, assets, liabilities, operations, results of operations (financial or otherwise), condition, or prospects of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company or any of the Company’s Subsidiaries to consummate the Contemplated Transactions or the sale and issuance of the Series E Preferred Stock; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) any change in the market price or trading volume of the capital stock of the Company after the date hereof, (B) any changes, events or occurrences in the United States securities markets which are not specific to the Company, (C) any changes, events, developments or effects resulting from general economic conditions, which are not specific to the Company or its Subsidiaries and which do not affect the Company or its Subsidiaries in a materially disproportionate manner and (D) any changes resulting from the execution or announcement of this Agreement and the Contemplated Transactions.

“Material Contracts” has the meaning assigned to such term in Section 3.12(a).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, industrial, toxic or hazardous wastes, substances or constituents, petroleum and petroleum products (or any by-product or constituent thereof), asbestos or asbestos-containing materials, lead or lead-based paints or materials, PCBs, or radon, or any other materials that are regulated by, or may form the basis of liability under, any Environmental Law.

“NASDAQ” means The Nasdaq Stock Market Inc.’s National Market System.

“NGCL” has the meaning assigned such term in Section 3.24(a).

“NYSE” means the New York Stock Exchange.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

“Preferred Stock” has the meaning assigned to such term in Section 3.6.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchase Price” has the meaning assigned to such term in Section 2.1.

“Purchaser” has the meaning assigned to such term in the Preamble.

“Purchaser Indemnitee” has the meaning assigned to such term in Section 9.1.

“Qualified Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Registrable Securities” means the Common Stock and other securities, if any, issuable upon conversion of the Series D Preferred Stock or Series E Preferred Stock, and any securities issued pursuant to Purchaser’s rights under Section 8.3, in each case, until any such security is effectively registered under the Securities Act and disposed of in accordance with the Registration Statement covering it, or is distributed to the public by the holder thereof pursuant to Rule 144.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Restricted Period” has the meaning assigned to such term in Section 5.1(a).

“Requirement of Law” means, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law (including, without limitation, Laws related to Taxes and Environmental Laws), treaty, rule, regulation, ordinance, qualification, standard, license or franchise or determination of an arbitrator or a court or other Governmental Authority, including the NYSE or NASDAQ or any national securities exchange or automated quotation system on which the Common Stock is listed or admitted to trading, in each case applicable to, or binding upon, such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated hereby.

“Return” has the meaning assigned to such term in Section 5.1(a)(ix).

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC Reports” means each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed by the Company or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder since January 1, 2010, each in the form (including exhibits and any amendments) filed with the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock.

“Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock.

“Series D Preferred Stock” has the meaning assigned to such term in the Recitals hereto.

“Series E Certificate of Designation” means the certificate of designation setting forth the designations, powers and preferences of the Series E Preferred Stock, substantially in the form attached hereto as Exhibit D.

“Series E Closing” means the closing of the sale of Series E Preferred Stock to the Purchaser or an Affiliate of the Purchaser designated in the Series E Purchase Agreement set forth in Exhibit C.

“Series E Preferred Stock” means the Company’s Series E Convertible Preferred Stock.

“Series E Purchase Agreement” means the Series E Preferred Stock Purchase Agreement by and between the Company and the Purchaser as set forth in Exhibit C.

“Shares” mean the shares of Common Stock.

“Subsidiary” of any specified Person means any other Person more than 50% of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person, or by such specified Person and one or more other Subsidiaries of such specified Person.  For the purposes of this definition, “voting securities” means securities which ordinarily have voting power for the election of directors (or other Persons having similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

“Tax Claim” has the meaning assigned to such term in Section 5.1(a)(ix).

“Tax” or “Taxes” means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation 1.1502-6 or analogous state, local or foreign Requirement of Law provision or otherwise.

“Trading Affiliates” has the meaning assigned to such term in Section 4.11.

“Voting Securities” means any class or classes of stock of the Company pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

ARTICLE 2

PURCHASE AND SALE OF SERIES D PREFERRED STOCK

2.1               Purchase and Sale of Series D Preferred Stock.  Subject to the terms set forth herein and in reliance upon the representations set forth below, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company 2,285,714 shares of Series D Preferred Stock (subject to adjustment pursuant to Section 2.5), for an aggregate purchase price of $4,000,000 ($1.75 per share of Series D Preferred Stock) (the “Purchase Price”).  Immediately following the Closing, the Purchaser shall own 10.3% of the equity of the Company on a fully diluted basis (i.e., assuming the exercise of all Company Options (whether or not vested) and the issuance of all shares of Common Stock listed on Schedule 3.6, the granting and exercise of all the options or securities allowed pursuant to Section 5.5(c) and the conversion of the Series D Preferred Stock into Common Stock, all as of the Closing (“Fully Diluted Basis”)).

2.2               Certification of Designation.  The Series D Preferred Stock shall have the powers, rights and other terms set forth in the form of Certificate of Designation attached hereto as Exhibit A.

2.3               Closing.  The issuance, sale and purchase of the Series D Preferred Stock shall take place at a closing (the “Closing”) to be held at the offices of Reed Smith, 599 Lexington Ave., New York, New York (except that the Closing may be conducted as a “virtual closing”, with the parties providing signature pages to each other electronically or via facsimile), at 10:00 A.M., local time, on the Closing Date.  On the first Business Day after the conditions set forth in Sections 6.1 and 7.1 (other than those to be satisfied on the Closing Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions or such later date and time as the parties may agree in writing (the “Closing Date”), (A) the Purchaser shall (x) deliver to the Company by wire transfer in immediately available funds to an account or accounts designated in writing by the Company to the Purchaser on the Closing Date, funds in an amount equal to the Purchase Price (which funds will be used by the Company in accordance with Section 2.4) and (y) make or cause to be made the deliveries set forth in Section 8.1 and (B) the Company shall (x) issue and deliver to the Purchaser all of the shares of the Series D Preferred Stock registered in the name of the Purchaser, and (y) make or cause to be made the deliveries set forth in Section 6.1.

2.4               Use of Proceeds.  The Purchase Price shall be used by the Company solely for working capital and general business operating expenses, and the Company shall not, without the prior written consent of the Purchaser, use the monies for other purposes.

2.5               Additional Issuances; Adjustment.

(a)              In the event that at any time after the Closing the representation and warranty set forth in the penultimate sentence of Section 3.6 is determined not to have been true as of the Closing, the Company shall issue to the Purchaser, at no cost to the Purchaser, and as an adjustment to the purchase price paid by the Purchaser per share of Series D Preferred Stock, an additional amount of Series D Preferred Stock such that, if such issuance of additional Series D Preferred Stock had been made at the Closing, such representation and warranty would have been true and accurate in all respects at the Closing.

(b)              If at the time of any required adjustment pursuant to Section 2.5(a), all shares of Series D Preferred Stock have been converted into shares of Common Stock or other equity security, such as Series E Preferred Stock, the Company shall promptly issue to the Purchaser, at no cost to the Purchaser and as an adjustment to the purchase price paid by the Purchaser per share of Series D Preferred Stock, an additional amount and kind of equity security equal to the amount and kind of equity security issuable upon the conversion or for which the Series D Preferred Stock has been converted into (based on the conversion ratio in effect at the time the last shares of Series D Preferred Stock were converted into shares of Common Stock or such other equity security such as Series E Preferred Stock) of the amount of Series D Preferred Stock which would have been issued with respect to such adjustment pursuant to Section 2.5(a) if such adjustment had been made immediately prior to the time the last shares of Series D Preferred Stock were converted into shares of Common Stock.

(c)              Any additional shares of Series D Preferred Stock and Common Stock issued to the Purchaser pursuant to this Section 2.5 shall be treated as if they were issued at the Closing and shall reflect any dividends or other distributions which would have accrued or have been payable with respect to, and the application of any anti-dilution, ratable treatment or similar provisions (as set forth in the Certificate of Incorporation, Certificate of Designation, applicable Law or otherwise) which would have been applicable to, such shares of Series D Preferred Stock and Common Stock had they been issued at the Closing.

(d)              In connection with any issuances of stock pursuant to this Section 2.5, the Company (i) shall take all action necessary to cause its Certificate of Incorporation or Certificate of Designation to be amended to increase the authorized capital of the Company to permit such issuances and (ii) shall reserve a sufficient number of shares of Common Stock for issuance to the Purchaser upon the conversion of any shares of Series D Preferred Stock so issued.  Any shares of Series D Preferred Stock or Common Stock issued to the Purchaser pursuant to this Section 2.5 shall, when issued, be validly issued and fully paid and nonassessable with no personal liability attaching to the ownership thereof and free and clear of all Liens.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

3.1               Corporate Existence and Power.  The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada; (b) has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted; and (c) has (or will have, as applicable) all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Investor Rights Agreement, and the Certificate of Designation (collectively, the “Company Agreements”).  The Company is duly qualified to do business as a foreign corporation in, and is in good standing under the Laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate would not be materially adverse to the Company.

3.2               Subsidiaries.  Except as set forth on Schedule 3.2, the Company has no Subsidiaries and no interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization.  Each Subsidiary listed on Schedule 3.2 has been duly organized, is validly existing and in good standing under the Laws of the jurisdiction of its organization, has all requisite corporate (or, in the case of an entity other than a corporation, other) power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not be materially adverse to the Company.  Except as set forth on Schedule 3.2, all of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 3.2 has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary.  Schedule 3.2 sets forth the capitalization of each of the Subsidiaries, including the amount and kind of equity interests held by the Company in the Subsidiary and the percentage interest represented thereby.

3.3               Corporate Authorization; No Contravention.  The execution, delivery and performance by the Company of each Company Agreement and the consummation of the Contemplated Transactions, (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or Bylaws or the organizational documents of its Subsidiaries; (c) do not entitle any Person to exercise any statutory or contractual preemptive rights to purchase shares of capital stock or any equity interest in the Company and (d) subject to receipt or satisfaction of the approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 3.4, and do not violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, result in the termination or loss of any right or the imposition of any penalty under any Contractual Obligation of the Company or its Subsidiaries or by which their respective assets or properties are bound or any Requirement of Law applicable to the Company or its Subsidiaries or by which their respective assets or properties are bound.  Except as set forth on Schedule 3.3, no event has occurred and no condition exists which (upon notice or the passage of time or both) would constitute, or give rise to: (i) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under, (ii) any Lien on the assets of the Company or any of its Subsidiaries under, (iii) any termination right of any party, or any loss of any right or imposition of any penalty, under or (iv) any change or acceleration in the rights or obligations of any party under, any material Contractual Obligation of the Company or its Subsidiaries (or by which their respective assets or properties are bound) or the Certificate of Incorporation or Bylaws or the organizational documents of the Company’s Subsidiaries except for any of the foregoing that, individually or in the aggregate, would not be material to the Company or its Subsidiaries.

3.4               Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 3.4, no approval, consent, qualification, order, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, or any other Person in respect of any Requirement of Law, Contractual Obligation or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance, sale and delivery of the Series D Preferred Stock) by the Company, or enforcement against the Company, of the Company Agreements or the consummation of the Contemplated Transactions except for any of the foregoing that, individually or in the aggregate, would not be material to the Company or its Subsidiaries.

3.5               Binding Effect.  Each of the Company Agreements has been (or will, as of the Closing, be, as applicable) duly authorized, executed and delivered by the Company and, subject to Equitable Principles, constitutes (or will, as of the Closing, constitute, as applicable) the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.6               Capitalization of the Company and its Subsidiaries.  The authorized stock of the Company consists of 1,500,000,000 shares of Common Stock and 50,000,000 shares of preferred stock, par value $0.001, of the Company (the “Preferred Stock”).  As of the date hereof, (a) 7,000,000 shares of Series A Preferred Stock are issued or outstanding, and 250,000 shares of Series C Preferred Stock are issued or outstanding and have no voting rights, (b) 15,283,597 shares of Common Stock are issued and outstanding, (c) 4,534,897 shares of Common Stock are reserved for or subject to issuance.  Schedule 3.6 sets forth a true and correct list of all outstanding rights, options or warrants to purchase shares of any class or series of stock of the Company (collectively, the “Company Options”) and a true and correct list of each of the Company’s stock option, incentive, purchase or other plans pursuant to which options or warrants to purchase stock of the Company may be issued (collectively, the “Existing Plans”).  Except for (i) shares of Common Stock issuable pursuant to the exercise of outstanding Company Options, and (ii) for shares of Common Stock issuable upon conversion of the Series A Preferred Stock or the Series C Preferred Stock, there are no shares of Common Stock or any other equity security of the Company issuable upon conversion or exchange of any security of the Company or any of its Subsidiaries nor any rights, options or warrants outstanding or other agreements to acquire shares of stock of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is contractually obligated to issue any shares of stock or to purchase, redeem or otherwise acquire any of its outstanding shares of stock.  Neither the Company nor any of its Subsidiaries has created any “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of the Common Stock.  Neither the Company nor any of its Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company or such Subsidiary to the holders thereof.  No stockholder of the Company or any of its Subsidiaries or other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company or any of its Subsidiaries.  All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid, and nonassessable.  Other than pursuant to Article 8, neither the Company nor any of its Subsidiaries has granted to any Person the right to demand or request that the Company or such Subsidiary effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company or such Subsidiary. Immediately following the Closing, the shares of Common Stock issuable upon conversion of the Series D Preferred Stock that will be issued to the Purchaser under this Agreement will represent, in the aggregate, no less than 10% of the outstanding capital stock of the Company on a Fully Diluted Basis, and the voting power of such issued shares of Series D Preferred Stock will represent, in the aggregate, no less than 7% of the total number of votes able to be cast on any matter by Voting Securities of the Company on a Fully Diluted Basis.  Upon completion of the sale and issuance of the Series E Preferred Stock, and the exchange of all of the shares of Series D Preferred Stock for additional shares of Series E Preferred Stock, and the exchange by the Purchaser with Shane McMahon of 933,333 shares of Series E Preferred Stock for all of his shares of Series A Preferred Stock, then the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and Series E Preferred Stock that will be held by the Purchaser will represent, in the aggregate, no less than 40% of the outstanding capital stock of the Company on a Fully Diluted Basis (assuming no changes to the outstanding capital stock of the Company as of the date hereof other as described in the Series E Purchase Agreement), and the voting power of such shares of Series A Preferred Stock and Series E Preferred Stock will represent, in the aggregate, no less than 50% of the total number of votes able to be cast on any matter by Voting Securities of the Company on a Fully Diluted Basis (assuming no changes to the outstanding capital stock of the Company as of the date hereof other as described in the Series E Purchase Agreement).

3.7               Commission Documents; Sarbanes-Oxley Compliance.

(a)              Since December 31, 2009, the Company has filed with or furnished to the Commission all forms, reports, statements, schedules, certificates and other documents that have been required to be filed or furnished by it under applicable Laws on a timely basis or received a valid extension of such time of filing and filed any such SEC Reports prior to the expiration of any such extension.  The Company has made available to Purchaser true, complete and unredacted copies of (i) SEC Reports filed or furnished prior to the date of this Agreement, in each case to the extent not publicly filed in unredacted form and (ii) all correspondence between the Company (or on its behalf) and the Commission.  As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and (b) each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents under the Exchange Act. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report, except as disclosed in certifications filed with the SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. The Company and each of its officers is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(b)            The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  A summary of any of those disclosures made by management to the Company’s auditors and audit committee has been furnished to Purchaser.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since December 31, 2009, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(d)            To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law, rule, regulation, order, decree or injunction.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any contractor, subcontractor or agent of the Company or any such Subsidiary of the Company has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C.  ss.1514A(a).

3.8               Absence of Certain Developments.  Since December 31, 2009, except as set forth on Schedule 3.8 and except as described in the SEC Reports filed with the Commission prior to the date hereof (a) each of the Company and its Subsidiaries has operated in the ordinary course, (b) there has been no occurrence or event of the type set forth in Section 5.1(a), there has occurred no fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

3.9               Indebtedness; No Undisclosed Liabilities.  Schedule 3.9 sets forth the Indebtedness of the Company.  Neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed with the Commission prior to the date hereof, (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, does not exceed $1,000,000, (c) as set forth on Schedule 3.9, and (d) liabilities incurred in connection with the Contemplated Transactions that are not in breach of this Agreement.

3.10            Compliance with Laws; Licenses.

(a)              Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or as set forth on Schedule 3.10(a), neither the Company nor any of its Subsidiaries in the conduct of its business, is, or since December 31, 2009, has been, in violation of any Requirement of Law, or any judgments, orders, rulings, injunctions or decrees of a Governmental Authority (collectively, “Decrees”), applicable thereto or to the employees conducting such business, except for violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)            The Company and its Subsidiaries as applicable, have obtained or made, as the case may be, all permits, licenses, authorizations, orders and approvals, and all filings, applications and registrations with, all Governmental Authorities (“Licenses”), that are required to conduct the businesses of the Company and its Subsidiaries in the manner and to the full extent as currently conducted or currently contemplated to be conducted except where such failure to obtain or make, individually or in the aggregate, would not be materially adverse to the Company.  None of such Licenses is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the Company or its Subsidiaries as currently conducted or currently contemplated to be conducted.  Each of the Licenses has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such License invalid.  Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any of the Licenses, and to the knowledge of the Company no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any such Subsidiary under any License.

3.11            Litigation.  Except as set forth on Schedule 3.11, there is no legal action, suit, arbitration, proceeding or, to the knowledge of the Company, other legal, administrative or other governmental investigation or inquiry pending or claims asserted (or, to the knowledge of the Company, any threat thereof) against the Company or any of its Subsidiaries or relating to any of the Company Agreements or the Contemplated Transactions or against any officer, director or employee of the Company in connection with such Person’s relationship with or actions taken on behalf of the Company.  The Company is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to be material to the Company.

3.12            Material Contracts.

(a)              Schedule 3.12(a) sets forth a true, correct and complete list of the following Contractual Obligations (including every written amendment, modification or supplement to the foregoing or other material amendment, modification or supplement to the foregoing that is binding on the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party: (i) any Contractual Obligation that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Commission), (ii) Contractual Obligations that collectively represent the top 5 agreements (based on cost) with content licensors for the Company and its Subsidiaries during the Company’s last fiscal year, (iii) Contractual Obligations that collectively represent the top 5 agreements (based on revenue) for distribution services and cooperation agreements of the Company and its Subsidiaries during the Company’s last fiscal year, (iv) any Contractual Obligation (other than a Contractual Obligation described in one of the other provisions of this Section 3.12(a) without regard to any threshold contained therein) that involves annual expenditures during the Company’s last fiscal year by the Company or any Company Subsidiary in excess of $200,000 and is not otherwise cancelable by the Company or any of its Subsidiaries without any financial or other penalty on 90-days’ or less notice, (v) any Lease for real property or (vi) any other Contractual Obligation that is material to the Company or its Subsidiaries (each Contractual Obligation referenced above in clauses (i) through (vi) individually, a “Material Contract” and collectively, “Material Contracts”); provided that, with respect to Company Material Contracts described above, such list shall identify the date of such contract and any communications (written or, to the knowledge of the Company, oral) received by the Company or its Subsidiaries from any party to such contract or on behalf of any such party that such party intends to cancel, terminate, seek re-bidding of or fail to renew such contract.  Except as set forth on Schedule 3.12(a), the Company has delivered or made available true, correct and complete copies of all such Contractual Obligations to counsel to Purchaser.

(b)            All of the Material Contracts are valid, binding and in full force and effect in all material respects and enforceable by the Company in accordance with their respective terms in all material respects, subject to Equitable Principles.  The Company is not in material default or breach under any of its Contractual Obligations or organizational documents and, to the knowledge of the Company, no other party to any of its Contractual Obligations is in material default or breach thereunder (and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by the Company or, to the knowledge of the Company, by any other party thereunder).  Except as set forth on Schedule 3.12(b), neither the Company nor any of its Subsidiaries is a party to any non-competition agreement or any other agreement or obligation that materially limits or will materially limit the Company or any of its Subsidiaries from engaging in any line of business in any territory.

3.13            Environmental.  Except as set forth on Schedule 3.13, the Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, except where such non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to be materially adverse to the Company.  Neither the Company nor any of its Subsidiaries has received any written notice that alleges that the Company or its Subsidiaries is not in compliance with any Environmental Laws, and to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future. There is no Environmental Claim pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the operations or business of the Company or its Subsidiaries, or against any Person whose liability for any Environmental Claim the Company or its Subsidiaries has retained or assumed either contractually or by operation of Law.  There has been no release at any time of any Materials of Environmental Concern at, on, about, under or within any real property currently, or to the knowledge of the Company, formerly owned, leased, operated or controlled by the Company or any of its Subsidiaries or any of their predecessors.

3.14            Taxes.  Except as set forth on Schedule 3.14 hereto, all Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Returns are true, complete, and correct in all material respects.  All Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been timely paid, other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and its Subsidiaries in accordance with GAAP.  There are no proposed, asserted, ongoing or to the knowledge of the Company, threatened, assessments, examinations, claims, deficiencies, Liens or other litigation with regard to any Taxes or Returns of the Company or any of its Subsidiaries.  To the knowledge of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period.  The Company is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code.  Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return.  All material amounts required to be collected or withheld by the Company or any of its Subsidiaries have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  No taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns has made a written claim or assertion that the Company or its Subsidiaries are or may be subject to taxation by such jurisdiction.  Except as set forth on Schedule 3.14, the Company and each of its Subsidiaries is not a party to or bound by any Tax sharing or Tax allocation or similar Contractual Obligation.  True and complete copies of all income Tax Returns that have been filed by the Company or any of its Subsidiaries for Tax periods after December 31, 2008 have been delivered or made available to the Purchaser.  The Company and each of its Subsidiaries (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which the Company was the common parent) or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local, or foreign Requirement of Law), as a transferee or successor, by contract, or otherwise.  The Company and each of its Subsidiaries has not agreed, and is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or analogous provision of foreign, state, or local Requirement of Law) by reason of a change in accounting method or otherwise, and the Company and each of its Subsidiaries does not have knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering any such change in accounting.  The Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Code ss.  7121 (or any corresponding or similar provision of state, local or foreign income Tax Requirement of Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

3.15            Title to Property and Assets; Leases.  Except as set forth on Schedule 3.15, each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets, including all real property and interests in real property owned in fee simple by the Company and its Subsidiaries and all real property leased, subleased or otherwise occupied by the Company and its Subsidiaries and any assets and properties which it purports to own, except (i) Liens for taxes not yet due and payable and (ii) Liens that do not interfere with the use, utility or value of such assets in any material respect.  All leases to which the Company or any of its Subsidiaries is a party (collectively, the “Leases”) are valid and binding and in full force and effect in accordance with their respective terms on the Company and its Subsidiaries and, to the knowledge of the Company, with respect to each other party to any such Leases, except, in each case, subject to Equitable Principles.  No material default (or event which, with the giving of notice or passage of time, or both, would constitute a material default) by the Company or any of its Subsidiaries, or to the knowledge of the Company by any other party thereto, has occurred and is continuing under the Leases.  The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all such Leases to which any of them is a party as lessee.  With respect to each Lease, to the knowledge of the Company, either (a) such Lease is not subject or subordinate to any mortgage, deed of trust or other lien which has priority over such Lease, or (b) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the lessee pursuant to which the Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder if the lessee thereunder is not in default under the Lease as of the date of acquisition of title.  As used herein, the term “Lease” shall also include subleases or other occupancy agreements (and any amendments thereto) and the term “lessee” shall also include any sublessee or other occupant.  Neither the Company nor any of its Subsidiaries own any real property.

3.16            Compliance with ERISA.  Except as set forth on Schedule 3.16, the Company has made available to the Purchaser true and complete copies of each Employment Agreement and each material Company Benefit Plan, as well as certain related documents, including, but not limited to, (a) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two years, (b) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (c) the two most recent annual reports (Series 5500 and related schedules) required under ERISA (if any), (d) the most recent summary plan descriptions (with all material modifications) and (e) all material communications to any current or former employees of the Company relating to any material Company Benefit Plan or Employment Agreement.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms and all applicable Laws; (B) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; and (C) there are no pending, or to the knowledge of Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto or pursuant to any Employment Agreement.  Neither the Company nor any ERISA Affiliate currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained or contributed to, and been required to contribute to, or incurred any liability with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 of the Code or Title IV of ERISA.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan which could, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.  No material liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.  No Company Benefit Plan is under audit or, to the knowledge of the Company, investigation by, or is the subject of a proceeding with respect to, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and, to the knowledge of the Company, no such audit, investigation or proceeding is threatened.  Except as set forth on Schedule 3.16, with respect to each Company Benefit Plan which provides medical benefits, short-term disability benefits or long-term disability benefits (other than any “pension plan” within the meaning of Section 3(2) of ERISA), all claims incurred by the Company under such Company Benefit Plan are either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization pursuant to which such health maintenance organization bears the liability for such claims.  Except as set forth on Schedule 3.16 hereto or disclosed in the SEC Reports filed with the Commission prior to the date hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in, or cause any increase, acceleration or vesting of, any payment, benefit or award under any Company Benefit Plan or Employment Agreement to any director or employee of Company or any of its Subsidiaries, (ii) give rise to any obligation to fund for any such payments, awards or benefits, (iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan, or (iv) result in any payment or benefit that will or may be made by the Company or any of its Subsidiaries or affiliates that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code.  Except as set forth on Schedule 3.16, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof which, individually or in the aggregate, is material, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state healthcare continuation coverage Laws which, individually or in the aggregate, is at no material expense to the Company and its Subsidiaries.  With respect to each Company Benefit Plan, there are no understandings, agreements or undertakings that would prevent the Company from amending or terminating such Company Benefit Plan at any time without incurring material liability thereunder other than in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination.

3.17            Labor Relations; Employees.

(a)            (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiary.

(b)            Except as set forth on Schedule 3.17(b), the Company and its Subsidiaries have complied in all material respects with applicable Laws with respect to employment (including but not limited to applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining).

(c)            The Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

3.18            Certain Payments.  Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary or any Affiliate of the Company or any Subsidiary, or (iv) in violation of any Requirement of Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.19            Insurance.  The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors, reasonable in light of the risks faced by the Company in the conduct of its business.  All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance that has not been remedied and no such Person has received notice of cancellation of any such insurance.

3.20            Intellectual Property.  The Company and its Subsidiaries own the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, trade secrets, copyrights, domain names, computer software (including but not limited to code, data, databases and documentation) and know-how used in, or necessary to, the business as currently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries (the “Intellectual Property”) except where such failure to so own or possess, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  All Intellectual Property which is a material patent, trademark, service mark, trade name, copyright or domain name is set forth on Schedule 3.20.  The Company and each of its Subsidiaries have performed all commercially reasonable acts to protect and maintain its material Intellectual Property, including but not limited to paying all required fees and Taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. Except as set forth on Schedule 3.20, none of the Company or any of its Subsidiaries has received any written notice of infringement of or conflict with (or knows of such infringement of or conflict with) asserted rights of others with respect to the use of Intellectual Property.  To the knowledge of the Company, the Company and its Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party. Except as set forth on Schedule 3.20, neither the Company nor any of its Subsidiaries have asserted within two years of the date hereof, any claim against any third party that such party has violated, infringed, misappropriated or misused, in any material respect, any Intellectual Property.  The Company and its Subsidiaries have taken commercially reasonable precautions to preserve and protect the availability, confidentiality, security and integrity of data held or transmitted by or through the Company and its Subsidiaries’ computer networks, software, hardware, and other systems.

3.21            Affiliate Transactions.

(a)              Except for transactions described on Schedule 3.21(a) and transactions contemplated by the Voting Agreements, (i)(w) no current officer, director or employee of the Company or any of its Subsidiaries, (x) to the knowledge of the Company, no former officer, director or employee of the Company or any of its Subsidiaries, (y) to the knowledge of the Company, no Affiliate or associate of any current officer, director or employee of the Company or any of its Subsidiaries and (z) to the knowledge of the Company, no Affiliate or associate of any former officer, director or employee of the Company or any of its Subsidiaries has, directly or indirectly, any interest in any contract, arrangement or property (real or personal, tangible or intangible) used by the Company or any such Subsidiary or in their respective businesses, or in any supplier, distributor or customer of the Company or any such Subsidiary (other than indirectly through such Person’s ownership of the securities of a corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent (1%) of the stock of such corporation is beneficially owned by such Person) and (ii) neither the Company nor any of its Subsidiaries shares any assets, rights or services with any entity that is controlled by any current officer, director or employee of the Company or any of its Subsidiaries or, to the knowledge of the Company, by any former officer, director or employee of the Company or any of its Subsidiaries.

(b)            Except as set forth on Schedule 3.21(b), each ongoing intercompany transaction set forth on Schedule 3.21(a) is on terms that are (i) consistent with the past practice of the Company and (ii) at least as favorable in the aggregate for such transaction to the Company as would be available with independent third parties dealing at arms’ length.

3.22            Investment Company Act.  Neither the Company nor any of its Subsidiaries is, and, after giving effect to consummation of the transactions contemplated hereby and by the other Company Agreements, will be, an “investment company” or an entity “controlled by” an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended).

3.23            Private Offering.  No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Series D Preferred Stock.  No registration of the Series D Preferred Stock pursuant to the provisions of the Securities Act will be required by the offer, sale, or issuance of the Series D Preferred Stock pursuant to this Agreement and no registration of the Conversion Stock upon conversion of the Series D Preferred Stock in accordance with the Certificate of Designation will be required, assuming the accuracy of the Purchaser’s representations contained in Section 4.5.

3.24            Board Approval; Stockholder Approval.

(a) The Board of Directors at a meeting duly called and held has unanimously determined the Contemplated Transactions to be advisable and in the best interests of the Company and its stockholders and has approved the Contemplated Transactions.  The Board of Directors has taken all action required in order to (i) exempt the Purchaser, in respect to its purchase and conversion of the Series D Preferred Stock and any other securities of the Company acquired pursuant to the Contemplated Transactions, from “interested stockholder” status as defined under Section 78.411 et seq of the Nevada General Corporation Law (the “NGCL”) and (ii) exempt the Contemplated Transactions from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover Laws and regulations of any Governmental Authority.

(b)              No approval by the holders of any shares of stock of the Company is required in connection with the execution or delivery of the Company Agreements or the consummation of the sale and issuance of the Series D Preferred Stock, and there are no rules and regulations prohibiting the Company Agreements or the Contemplated Transactions, whether pursuant to the NGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the FINRA, NASDAQ or otherwise.

3.25            Series D Preferred Stock.

(a)              All shares of the Series D Preferred Stock, when issued and delivered in accordance with the terms of this Agreement, the Certificate of Designation and the other Company Agreements, will be duly and validly issued and outstanding, entitled to the benefits contemplated by the Certificate of Designation, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser), not subject to preemptive or other similar rights, and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

  (b)            All shares of the Common Stock issued and delivered upon conversion of the Series D Preferred Stock, in accordance with the terms of the Certificate of Designation, will, when so issued and delivered, be duly and validly issued and outstanding, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser) and not subject to preemptive or other similar rights.

3.26            No Brokers or Finders.  Except as set forth on Schedule 3.26, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of the Company Agreements or the Contemplated Transactions.

3.27            Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished or made to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in light of the circumstances under which they were made not misleading.

3.28            Suitability.  Neither the Company nor any of its directors, officers, Subsidiaries or, to the knowledge of the Company, other Affiliates (a) has ever been convicted of or, to the knowledge of the Company since December 31, 2002, indicted for any felony or any crime involving fraud, misrepresentation or moral turpitude, (b) is subject to any Decree barring, suspending or otherwise limiting the right of the Company or such Person to engage in any activity or (c) has ever been denied any License affecting the Company’s or such Person’s ability to conduct any activity currently conducted or currently contemplated to be conducted by the Company, nor, to the knowledge of the Company, is there any basis upon which such License may be denied.

3.29            Off Balance Sheet Arrangements.  Except as disclosed in Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Company’s Form 10-K for the fiscal year ending December 31, 2012, neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1               Existence and Power.  The Purchaser (a) is duly organized and validly existing under the Laws of the jurisdiction of its formation and (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.

4.2               Authorization; No Contravention.  The execution, delivery and performance by the Purchaser of each Company Agreement to which it is a party and the Contemplated Transactions (a) have been duly authorized by all necessary corporate or other action, (b) do not contravene the terms of the Purchaser’s organizational documents, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser, except for such violations, conflicts, breaches or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.

4.3               Governmental Authorization; Third Party Consents.  Except as listed in Schedule 4.3 or, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s legal power or ability to purchase or own the Series D Preferred Stock and exercise the rights incident thereto, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser, or enforcement against the Purchaser, of this Agreement or the consummation of the Contemplated Transactions.

4.4               Binding Effect.  This Agreement has been duly executed and delivered by the Purchaser and, subject to Equitable Principles, constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms.

4.5               Investment Representations.

(a)            Purchase for Own Account.  The shares of Series D Preferred Stock are being acquired by the Purchaser for its own account and with no current intention of distributing or reselling such shares of Series D Preferred Stock or any part thereof in any transaction that would be in violation of the securities Laws of the United States of America or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Series D Preferred Stock under an effective Registration Statement under the Securities Act or under an exemption from said registration available under the Securities Act.  The Purchaser understands and agrees that if the Purchaser should in the future decide to dispose of any Series D Preferred Stock, it may do so only in compliance with the Securities Act and applicable state securities Laws, as then in effect.  The Purchaser agrees to the imprinting, so long as required by Law, of a legend on all certificates representing shares of Series D Preferred Stock.

(b)            Purchaser Status.  The Purchaser is an “Accredited Investor” (as defined in Rule 501(a)) under the Securities Act.

(c)            Restricted Shares.  The Purchaser understands (i) that the shares of the Series D Preferred Stock have not been, and the shares of Common Stock issuable upon conversion of the Series D Preferred Stock (the “Conversion Shares”) will not (subject to such rights set forth in Section 8.1) be registered under the Securities Act or any state securities Laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the shares of the Series D Preferred Stock and the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

(d)            Investment Experience:  The Purchaser acknowledges that the purchase of the Series D Preferred Stock is a highly speculative investment and that it can bear the economic risk and complete loss of its investment and has such knowledge and experience in financial and/or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

4.6               Receipt of Information.  The Purchaser represents that it has had an opportunity to ask questions and receive answers and documents from the Company regarding the business, properties, prospects and financial condition of the Company and concerning the terms and conditions of the offering of the Series D Preferred Stock and to obtain additional information necessary to verify the accuracy of any information furnished to the Purchaser or to which the Purchaser had access.

4.7               No Brokers or Finders.  Except as contemplated by this Agreement, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Contemplated Transactions.

4.8               Sufficient Funds.  The Purchaser will have at the Closing funds sufficient to perform its obligations under this Agreement and to consummate the Contemplated Transactions.

4.9               Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry, proceeding or other Actions pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or relating to any of the Company Agreements or the Contemplated Transactions which, if determined adversely to the Purchaser, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.  The Purchaser is not subject to any Decree that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Contemplated Transactions.

4.10            No General Solicitation.  The Purchaser did not learn of the investment in the Series D Preferred Stock as a result of any public advertising, and is not aware of any public advertisement or general solicitation in respect of the Company or its securities.

4.11            Prohibited Transactions.  Other than with respect to the transactions contemplated herein, since the earlier to occur of: (a) the time that the Purchaser was first contacted by the Company, or any other Person regarding an investment in the Company and (b) the thirtieth (30th) day prior to the date hereof, neither the Purchaser nor any Affiliate of the Purchaser which (i) had knowledge of the transactions contemplated hereby, (ii) has or shares discretion relating to the Purchaser’s investments or trading or information concerning the Purchaser’s investments, or (iii) is subject to the Purchaser’s review or input concerning such Affiliate’s investments or trading decisions (collectively, “Trading Affiliates”) has, directly or indirectly, nor has any Person acting on behalf of, or pursuant to, any understanding with the Purchaser or Trading Affiliate effected or agreed to effect any transactions in the securities of the Company or involving the Company’s securities.

4.12            Reliance on Exemptions.  The Purchaser understands that the Series D Preferred Stock is being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Series D Preferred Stock.

ARTICLE 5

COVENANTS
5.1               Conduct of Business.

(a) Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, from the date hereof through the earlier of (i) the Series E Closing Date, (ii) October 31, 2013, (iii) the written confirmation from Purchaser that it will not pursue the Series E financing pursuant to Section 5.11 and (iv) termination of this Agreement (the “Restricted Period”), the Company and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice and generally in a manner such that the representations and warranties contained in Article 3, to the extent such matters are within the Company’s or any of its Subsidiary’s control, shall continue to be true and correct in all material respects on and as of the Closing Date (except for representations and warranties made as of a specific date) as if made on and as of the Closing Date.  The Company shall give the Purchaser prompt notice of any event, condition or circumstance known or that becomes known to the Company occurring from the date hereof through the Restricted Period, that would constitute a violation or breach of (x) any representation or warranty, whether made as of the date hereof or as of the Closing Date, or (y) any covenant of the Company contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Section 6.1.  Without limiting the generality of the foregoing, except as otherwise expressly contemplated by the terms of this Agreement or the Company Agreements or agreed in writing by the Purchaser, from and after the date hereof and through the Restricted Period, the Company shall not, and will cause its Subsidiaries not to:

(i)             make a capital expenditure of more than $50,000 except (x) pursuant to agreements or commitments entered into by the Company or any of its Subsidiaries prior to the date hereof and included on Schedule 3.12(a), (y) unless otherwise reserved against in the Company’s most recent financial statements filed with the Commission prior to the date hereof, or (z) except as set forth on Schedule 5.1(a)(i);

(ii)            enter into any or amend any Contractual Obligation, other than in the ordinary course of business, or, in any event, involving more than $50,000 except as set forth on Schedule 5.1(a)(ii);

(iii)           except as set forth on Schedule 5.1(a)(iii), enter into, modify, make, renew, extend or otherwise alter any credit agreement, note or other similar agreement (including any interest rate or currency swap, hedge, collar or straddle or similar transaction) or instrument to which the Company or a Subsidiary is a party or incur or otherwise become liable with respect to any indebtedness which, in the aggregate, exceeds $50,000, other than trade payables incurred in the ordinary course of business and consistent with past practice;

(iv)           enter into any Contractual Obligation with respect to the acquisition of any material business, assets or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity);

(v)            form any joint venture or partnership;

(vi)           sell, lease, license, surrender, relinquish, encumber, pledge, transfer, amend, convey or otherwise dispose of any business, property or assets (whether tangible or intangible) having a material market value;

(vii)         fail to maintain any material property of the Company or any of its Subsidiaries in customary repair, order and condition consistent with the Company’s or such Subsidiary’s current maintenance policies, ordinary wear and tear excepted;

(viii)       discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

(ix)            except as required by applicable Law, make or change any material Tax election of the Company or any of its Subsidiaries, change any annual Tax accounting period of the Company or any of its Subsidiaries, adopt or change any Tax accounting method of the Company or any of its Subsidiaries, file any return, declaration, report, claim for refund, or information return or statement relating to Taxes (including any schedule or attachment thereto, and including any amendment thereof, a “Return”) relating to the Company or any of its Subsidiaries in a manner that is materially inconsistent with past practice, enter into any closing agreement relating to material Taxes of the Company or any of its Subsidiaries, settle any material claim made by any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Tax or assessment relating to the Company or any of its Subsidiaries (a “Tax Claim”), surrender any right to claim a refund of Taxes relating to the Company or any of its Subsidiaries, consent to any extensions or waivers of the limitations period applicable to any Tax Claim or assessment relating to the Company or any of its Subsidiaries, or enter into a Tax sharing agreement or similar arrangement with respect to the Company or any of its Subsidiaries;

(x)             except pursuant to the Investors’ Rights Agreement, purchase, redeem or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Common Stock or other equity securities or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Common Stock or other equity securities (including any such purchase, redemption, acquisition or notice in accordance with the terms of the Certificate of Incorporation or Bylaws or any stockholders agreement);

(xi)            except for Exempt Issuances (as defined in the Certificate of Designation), issue or sell, or issue any rights to purchase or subscribe for, or subdivide or otherwise change, any shares or the Company’s or any of its Subsidiaries’ stock or other securities or similar rights;

(xii)          declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Common Stock;

(xiii)         amend the Certificate of Incorporation or Bylaws or the organizational documents of any Subsidiary, except as contemplated herein;

(xiv)        except for a Claim for which the Company will be repaid all amounts payable thereunder or will not otherwise be responsible for any such payments, settle any material Claim of, or against, the Company or its Subsidiaries for an amount in excess of $250,000;

(xv)         change any method of accounting or accounting practice used by the Company or any of its Subsidiaries, except for any change required by GAAP, by any Governmental Authority or by a change in Law;

(xvi)        cause or permit, by any act or failure to act, any material License to expire or to be revoked, suspended, or modified, or take any action that could reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation, or adverse modification of any material License;

(xvii)       maintain any significant amount of investments in or trade in equities or other speculative securities;

(xviii)     take any corporate or other action in furtherance of any of the foregoing; or

(xix)         agree to do any of the foregoing.

(b)               The Company shall timely file with the Commission a Current Report on Form 8-K pursuant to Item 1 of such Form when such form is required to be filed.

(c)                Except for Exempt Issuances (as defined in the Certificate of Designation), the Company shall not, from the date hereof until July 15, 2013, have any discussion with or provide any confidential information or data to any Person relating to the issuance or sale of any Shares of stock or other securities or similar rights of the Company or any of its Subsidiaries (including any right to acquire any such Shares of stock or other securities or similar rights), or engage in any negotiations concerning ay such issuance or sale, or knowingly facilitate any effort or attempt to implement any such issuance or sale.

5.2               No Solicitation.  Without limiting the Company’s other obligations under this Agreement, the Company agrees that, from the date hereof until July 15, 2013, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (a) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 30% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of the total voting power of the Company (or of the surviving parent entity in such transaction) or any of its Subsidiaries (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchaser or any of its Affiliates) being hereinafter referred to as an “Acquisition Proposal”), (b) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (c) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company, (i) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer, (ii) from participating in negotiations or discussions with or furnishing information to any Person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such Person to the Board of Directors of the Company after the date hereof; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (A) the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Purchaser, and (B) the Board of Directors of the Company shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be financially superior to the holders of the Common Stock than the Contemplated Transactions and the sale and issuance of the Series E Preferred Stock, taking into account all relevant factors (including financing, required approvals and the timing and likelihood of consummation and the post-closing prospects for the Company) (an Acquisition Proposal which meets all of the conditions set forth in this clause (ii), including the Board of Directors of the Company having reached the conclusion set forth in clause (ii)(B), being herein referred to as a “Qualified Acquisition Proposal”), (iii) after the Board of Directors of the Company has received a Qualified Acquisition Proposal, from engaging in negotiations and discussions with the Company’s stockholders with respect to such Qualified Acquisition Proposal, or (iv) from taking any actions in connection with an Acquisition Proposal if the failure to take such action by the Board of Directors would be inconsistent with their fiduciary duties.  If the Board of Directors of the Company receives an Acquisition Proposal, the Company shall promptly inform the Purchaser in writing of the terms and conditions of such proposal and the identity of the Person making it, and will keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers by any Person (whether written or oral).  The Company will, and will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith.  The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party; provided, however, that the Company may waive any provisions of a standstill agreement so long as (x) the Company promptly informs the Purchaser in writing of such waiver and the identity of the Person requesting such waiver (and the Company hereby agrees that it will keep the Purchaser informed, on a current basis, of the status and terms of any proposal made by the Person requesting such waiver), (y) such waiver is limited to allowing the party subject to the standstill agreement (1) to submit to the Board of Directors of the Company, on a confidential basis, a written Acquisition Proposal and (2) if such Acquisition Proposal is a Qualified Acquisition Proposal, to pursue discussions and negotiations with respect to such Qualified Acquisition Proposal with the Company, and (z) the Company otherwise observes the terms of this Section 5.2 with respect to such Acquisition Proposal.

5.3               Regulatory Approval; Litigation.

(a)              Each of the Purchaser and the Company agrees that, from the date hereof  until the Closing, it will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things, which may be required to obtain all necessary actions or non-actions, waivers, consents and approval from Governmental Authorities in order to consummate the Contemplated Transactions, including without limitation, obtaining the consent of the NASDAQ for the listing of the shares of Common Stock issuable upon conversion of the Series D Preferred Stock, subject only to official notice of issuance; provided, however, that, in connection with obtaining any such action, non-action, waiver, consent or approval, the Purchaser shall not be required to agree, and the Company, without the consent of the Purchaser shall not agree, to any condition or action that the Purchaser reasonably believes would, individually or in the aggregate, adversely affect Purchaser’s ability to obtain the benefits (financial or otherwise) from the Contemplated Transactions (including benefits set forth in the Company Agreements).

(b)              The Purchaser and the Company agree that if any Action is brought seeking to restrain or prohibit or otherwise relates to consummation of the Contemplated Transactions, the parties shall use all commercially reasonable efforts to defend such Action, whether judicial or administrative, and to seek to have any stay or temporary restraining order entered by any court or Governmental Authority reversed or vacated.

5.4               Access. During the Restricted Period, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser reasonable access during normal business hours, to all its books, records, properties, plants and personnel and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state Laws, as applicable, and (ii) all other information concerning it and its business, properties and personnel as the Purchaser may reasonably request.  The Purchaser will hold any information obtained pursuant to this Section 5.4 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement.  Any investigation by the Purchaser shall not affect the representations and warranties of the Company or the conditions to its obligations to consummate the transactions contemplated by this Agreement.

(b)              During the Restricted Period, the Company shall promptly keep the Purchaser and its representatives informed of any material development in the business of the Company or its Subsidiaries.

(c)              From the date hereof through the end of the survival period set forth in Section 5(c) of the Voting Agreement with McMahon described in Section 6.1(n)(ii), so long as the Purchaser continues to hold at least 25% of the shares of Series D Preferred Stock issued and sold hereunder, the Company shall provide the Purchaser with (i) quarterly updates concerning the general status of, (ii) prompt notice of expenses incurred by the Company in connection with, and (iii) notice of any material developments with respect to, the matter set forth in Schedule 3.17(b).

5.5               Employee Benefits Matters.  Without limiting the generality of the foregoing, except as otherwise expressly agreed in writing by the Purchaser, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions during the Restricted Period:

(a)              enter into any new Employment Agreement;

(b)              adopt any new Company Benefit Plan or, except as may be required by applicable Law, amend any existing Company Benefit Plan;

(c)              except for grants of up to an aggregate of 400,000 stock options to Company employees in connection with bonuses earned during fiscal 2012, grant any stock options or other equity-based compensation to any employee or director of the Company or any of its Subsidiaries;

(d)              increase the salaries, wages, or other compensation or benefits of any employee or director of the Company or any of its Subsidiaries; or

(e)              agree to do any of the foregoing.

5.6               Payment of Dividends.

(a)              The Company agrees that after the Closing, so long as it is not prohibited from doing so under any Requirement of Law (including any fiduciary obligation of the Board of Directors), it will pay required dividends on the Series D Preferred Stock, as promptly as practicable, on a current basis.

  (b)              In addition, the Company shall refrain and shall cause its Subsidiaries to refrain from entering into any agreements which would preclude the payment of dividends on the Series D Preferred Stock.

5.7               Consents.  The Company shall (and shall cause its applicable Subsidiary to), on or prior to the Closing, use its commercially reasonable efforts to obtain all consents listed or required to be listed on Schedule 3.4 hereto.

5.8               Legends.  Any legends placed on the Series D Preferred Stock or the Common Stock or other securities issuable, if any, pursuant to the Contemplated Transactions shall be removed by the Company upon delivery of an opinion of counsel reasonably acceptable to the Company stating that such legend is no longer necessary.

5.9               Redemption.  If the Series E Preferred Stock financing is not consummated, on or prior to October 31, 2013 then the Series D Preferred Stock shall be immediately redeemable at the Purchaser’s option and such redemption payment shall be due as set forth in the Certificate of Designation by the Company.

5.10            Budget. The Company shall adhere to and comply with, in all material respects, the 12 month budget attached hereto as Exhibit B, except to the extent otherwise agreed by the parties.

5.11            Series E Financing.  It is the intention of the parties to enter into an agreement for the purchase and sale of between $12 million and $21 million of Series E Preferred Stock, contingent upon the Purchaser or its permitted assignee obtaining the required funds for the purchase price thereof and the satisfaction of the closing conditions set forth in the Series E Preferred Stock Purchase Agreement attached hereto as Exhibit C. To that end, the Company and the Purchaser hereby agree to act in good faith and with fair dealing to finalize an agreement for such purchase and sale, which agreement the parties agree shall contain the material terms set forth in Exhibit C  (including that the price per share of such Series E Preferred Stock shall be $1.75 and Shane McMahon’s promissory note with the Company shall be, at his option, repaid in full at the Series E Closing or convertible for a period of six months from the Series E Closing into shares of Series E Preferred Stock at a conversion price of $1.75 per share, during which six month period his note shall be at any time repaid upon his demand) which are agreed and are not subject to change.  The parties agree that the terms of the Series E Preferred Stock shall be substantially as set forth in the Series E Certificate of Designation attached hereto as Exhibit D, and the Company hereby agrees to use commercially reasonable efforts to obtain shareholder approval for such transaction.  Notwithstanding anything to the contrary contained herein, if the parties have not entered into the Series E Purchase Agreement on or before October 31, 2013, the rights and obligations of the parties pursuant to this Section 5.11 shall thereafter expire.

5.12            Non-Solicitation.  During the Restricted Period, the Purchaser and the Company shall not, directly or indirectly, initiate communications with, solicit, persuade, entice, induce, encourage (or assist in connection with any of the foregoing) any Person who is then or has been within the preceding 12-month period a customer or account of, or licensor of technology, content or other information to, the other party or its Subsidiaries or Affiliates, or any actual customer, account or licensor leads whose identity the party learned from the other party, to either (i) terminate or to adversely alter its contractual or other relationship with the Company or the Purchaser, as applicable, or their respective Subsidiaries or Affiliates, or (ii) obtain any license or other right from any such Person regarding technology, content or other information related to mobile pay-per-view and video on demand services, devices or platforms.

5.13            Shareholder Approval.  Within sixty (60) days of the earlier of (i) October 31, 2013 and (ii) written confirmation from Purchaser that it will not pursue the Series E financing pursuant to Section 5.11, the Company hereby agrees to use commercially reasonable efforts to obtain the approval by shareholders holding a majority of the outstanding voting securities of the Company, and have such approval deemed effective in accordance with the rules and regulations of the Commission, regarding the removal of the issuance limitations contained in Section 6(d) of the Certificate of Designation.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

6.1               Conditions to Closing.  The obligation of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

(a)            Representations and Covenants.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, Material Adverse Effect or other similar term, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Company shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated the date of the Closing Date and signed by an executive officer of the Company, to the foregoing effect.

(b)              Secretary’s Certificate.  Purchaser shall have received a certificate of the Secretary or an Assistant Secretary certifying that attached thereto are true and complete copies of (i) the Certificate of Incorporation and the Company’s Bylaws, and (ii) all resolutions adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Company Agreements and the consummation of the Contemplated Transactions, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Company Agreements, and the other documents to be delivered hereunder and thereunder.

(c)              Certificate of Designation. On or prior to the Closing Date, (i) the Certificate of Designation shall have been filed with the Secretary of State of the State of Nevada, and (ii) the Purchaser shall have received confirmation from the Secretary of State of the State of Nevada reasonably satisfactory to it that such filing has occurred.

  (d)              Good Standing.  The Company shall have delivered to Purchaser a good standing certificate (or its equivalent) for the Company from the secretary of state of Nevada.

(e)              Opinion of Counsel to the Company.  The Purchaser shall have received (i) the legal opinion of Pillsbury, Winthrop, Shaw Pittman LLP, counsel to the Company, dated the Closing Date, addressed to the Purchaser, and (ii) the legal opinion of Lewis & Roca LLP, counsel to the Company on matters pertaining to Nevada Law, dated the Closing Date, addressed to the Purchaser, and the opinions in (i) and (ii) shall be in the forms attached as Exhibit E hereto.

(f)              No Actions.  (i) No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (A) restrain or prohibit the consummation of any of the Contemplated Transactions, or (B) except for Claims disclosed on Schedule 3.11, result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole, and (ii) no Law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the Contemplated Transactions.

(g)              No Material Adverse Effect.  Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchaser shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h)              Material Contracts.  No more than one of the Contractual Obligations listed on Schedule 6.1(h) (i) shall not be in full force and effect at the Closing or (ii) shall, to the knowledge of the Company, be terminated during the current term or not be renewed upon the expiration of its current term.

(i)                Consents.  Any and all consents, approvals, orders, Licenses and other actions (i) necessary to be obtained from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing shall have been obtained and delivered to Purchaser without any limitation, restriction or requirement that would adversely affect the ability of the Purchaser to obtain the benefits (financial or otherwise) from the Contemplated Transactions, and any applicable waiting periods (and any extensions thereof) shall have been terminated or shall have expired, and (ii) the consents set forth in Schedule 3.4.

(j)                 NASDAQ Listing.  The shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

(k)                Company Agreements.  The Company shall have entered into the the Investor Rights Agreement.

(l)                Weicheng Liu and Shane McMahon.  Weicheng Liu shall have been appointed the Chief Executive Officer of the Company and Shane McMahon shall remain the Chairman of the Company.

(m)              Board of Directors.  The Board of Directors of the Company shall have been reconstituted as set forth on Exhibit F, effective as of the Closing.

(n)              Other Agreements. (i) The Purchaser shall have entered into Voting Agreements with Messrs. Liu and McMahon satisfactory to the Purchaser, (ii) Mr. McMahon shall have executed a waiver with the Company whereby the proceeds of the sale of the Series D Preferred Stock shall not be used to pay his Promissory Note with the Company and (iii) Mr. McMahon shall have entered into an agreement with the Purchaser whereby he agrees to exchange all of his Series A stock for 933,333 shares of the Purchaser’s Series E Preferred Stock upon the Series E Closing and then to convert any preferred stock of the Company which he owns or receives upon the Series E Closing into Common Stock.

(o)         Approvals and Permits.  All of the Company’s regulatory approvals and permits must be effective, except where the non-effectiveness of such regulatory approvals or permits would not have or reasonably be expected to result in a Material Adverse Effect.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

7.1              Conditions to Closing.  The obligation of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a)              Representations and Covenants.  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Purchaser shall have in all material respects performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have delivered to the Company a certificate, dated the date of the Closing Date and signed by the Purchaser, to the foregoing effect.

(b)              No Actions.  (i)  No Action shall be pending or overtly threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (A) restrain or prohibit the consummation of any of the Contemplated Transactions, or (B) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole, and (ii) no Law, order, decree, rule or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal or otherwise relates to the consummation of any of the Contemplated Transactions.

(c)              Consents.  Any and all consents, approvals, orders, Licenses and other actions necessary to be obtained (i) from Governmental Authorities in order to consummate the Contemplated Transactions and for the Company to operate its business as currently conducted and as currently contemplated to be conducted following the Closing and (ii) the consents set forth in Schedule 3.4.

(d)       Investor Rights Agreement.  The Purchaser shall have duly executed and delivered the Investor Rights Agreement.

ARTICLE 8

REGISTRATION RIGHTS; RIGHT OF FIRST OFFER; OTHER AGREEMENTS OF THE COMPANY

8.1              Registration Rights.

(a)              By November 1, 2013, the Company shall prepare and file with the Commission a Registration Statement on Form S-3, or any other eligible form if the Company is not eligible to use Form S-3, for the purpose of registering under the Securities Act all of the Registrable Securities for resale by, and for the account of, the Purchaser as selling stockholder thereunder (the “Mandatory Registration Statement”). The Mandatory Registration Statement shall permit the Purchaser to offer and sell, on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, any or all of the Registrable Securities.

(b)              The Company agrees to use its reasonable best efforts to cause the Mandatory Registration Statement to become effective as soon as practicable. If (i) a Registration Statement covering the Registrable Securities is not declared effective by the Commission within one hundred twenty (120) days, if subject to the Commission’s review, or forty-five (45) days, otherwise, after November 1, 2013 or (ii) after a Registration Statement has been declared effective by the Commission, sales cannot be made pursuant to such Registration Statement (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), but excluding the inability of Purchaser to sell the Registrable Securities covered thereby due to market conditions, then the Company will make pro rata payments to Purchaser, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount invested by Purchaser for each 30-day period or pro rata for any portion thereof following the date by which such Registration Statement should have been effective. Purchaser  shall cooperate with the Company as reasonably requested in connection with the preparation and filing of the Mandatory Registration Statement hereunder, including without limitation by furnishing in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and by executing such documents in connection with such registration as the Company may reasonably request.  The Company shall promptly notify Purchaser of the effectiveness of the Mandatory Registration Statement within one (1) Business Days from the Business Day that the Company telephonically confirms effectiveness with the Commission.  Notwithstanding anything herein to the contrary, in no event shall the aggregate amount of liquidated damages payments pursuant to this Section 8.1(b) exceed ten percent (10%) of the aggregate Purchase Price paid by the Purchaser for all Registrable Securities.

(c)              The Company shall be required to keep the Mandatory Registration Statement effective for the Mandatory Effectiveness Period. Thereafter, the Company shall be entitled to withdraw the Mandatory Registration Statement and Purchaser shall have no further right to offer or sell any of the Registrable Securities pursuant to the Mandatory Registration Statement (or any prospectus relating thereto).

(d)              The offer and sale of the Registrable Securities pursuant to the Mandatory Registration Statement shall not be underwritten.

(e)              Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the Registrable Securities on the Mandatory Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the Purchaser or by General Instruction I.B.6. of Form S-3, the Mandatory Registration Statement shall register the resale of a number of shares of Common Stock which is equal to the maximum number of shares as is permitted by the Commission (the “Registration Cap”), and, subject to this Section 8.1(e), the Company shall continue to use reasonable best efforts to register all remaining Registrable Securities as set forth below. The Company shall continue to use reasonable best efforts to register all remaining Registrable Securities as promptly as possible, but in no event will the Company file a Registration Statement with respect to the registration of the resale of the remaining Registrable Securities by the Purchaser earlier than 180 calendar days following the date the Mandatory Registration Statement is declared effective by the Commission and later than 210 calendar days following the date the Mandatory Registration Statement is declared effective by the Commission (subject to the following matters and limitations); provided, however, that the Company shall not be obligated to file more than one (1) additional Registration Statement with respect to Registrable Securities other than the Mandatory Registration Statement. Notwithstanding anything herein to the contrary, if the Commission, by written or oral comment or otherwise, limits the Company’s ability to file, or prohibits or delays the filing of, the Registration Statement with respect to any or all the Registrable Securities which were not included in the Mandatory Registration Statement, it shall not be a breach or default by the Company under this Agreement and it shall not be deemed a failure by the Company to use “reasonable best efforts” or “best efforts” as set forth above.

8.2              Other Registration Rights.  Until such time as the Company has satisfied its obligations to register the Registrable Securities pursuant to Section 8.1, without the prior written consent of the Purchaser, the Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than the Purchaser and Shane McMahon and Xuesong Song pursuant to the terms of their respective Employment Agreements with the Company.

8.3              Rule 144.  The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Purchaser may reasonably request, all to the extent required to enable the Purchaser to sell the Series D Preferred Stock or the Common Stock into which the Series D Preferred Stock may be converted pursuant to and in accordance with Rule 144.  Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

8.4              Availability of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series D Preferred Stock, at least the full number of shares of Common Stock then issuable upon the conversion of such securities.  The Company will, from time to time, in accordance with the Laws of the State of Nevada, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Series D Preferred Stock.

8.5              No Rights Plan.  From the date hereof and for as long as the Purchaser beneficially owns Series D Preferred Stock or Common Stock, without the prior written consent of the Purchaser, the Company shall not adopt or enter into any “poison pill” rights plan or any similar plan or agreement or declare or pay any dividend of any rights to purchase stock of the Company in connection with such a plan or agreement.

ARTICLE 9

INDEMNIFICATION

9.1              Indemnification.  The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and its directors, managers, officers, agents, advisors, representatives, employees, successors and assigns (each, a “Purchaser Indemnitee”) from and against all Claims, including without limitation, interest, penalties and attorneys’ fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser Indemnitee by a third party and arising out of or resulting from any allegation or Claim in respect of any wrongful action or inaction by the Company in connection with the authorization, execution, delivery and performance of this Agreement or the Company Agreements, except to the extent that the Purchaser Indemnitee has committed a material breach of its representations, warranties or obligations under this Agreement, which breach is the cause of the Company’s wrongful action or inaction.

9.2              Terms of Indemnification.  The obligations and liabilities of the Company with respect to Claims by third parties will be subject to the following terms and conditions: (a) a Purchaser Indemnitee will give the Company prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by such Purchaser Indemnitee, directly or indirectly, and the Company will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such Purchaser Indemnitee; provided that the failure of any Purchaser Indemnitee to give notice as provided in Section 11.3 shall not relieve the Company of its obligations under this Article 9; (b) if within a reasonable time after notice of any Claim, the Company fails to defend, such Purchaser Indemnitee will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company, subject to the right of the Company to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; (c) if there is a reasonable probability that a Claim may materially and adversely affect a Purchaser Indemnitee other than as a result of money damages or other money payments, such Purchaser Indemnitee will have the right at its own expense to defend, or co-defend, such Claim; (d) neither the Company nor the Purchaser Indemnitee will, without the prior written consent of the other, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; (e) with respect to any Claims asserted against a Purchaser Indemnitee, such Purchaser Indemnitee will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent such Purchaser Indemnitee if, in such Purchaser Indemnitee’s reasonable judgment, a conflict of interest between such Purchaser Indemnitee and the Company exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by the Company; and (f) the Company will provide each Purchaser Indemnitee reasonable access to all records and documents of the Company relating to any Claim.

ARTICLE 10

TERMINATION

10.1           Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a)              the Purchaser and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)              the Purchaser may terminate this Agreement by giving written notice to the Company at any time prior to the Closing in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect (or breached in any respect, if such representation, warranty or covenant is qualified by materiality or Material Adverse Effect), and the Purchaser has notified the Company of the breach; and

(c)              the Company may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect (or breached in any respect, if such representation, warranty or covenant is qualified by materiality or Material Adverse Effect), and the Company has notified the Purchaser of the breach.

10.2              Effect of Termination.  Upon termination of this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder (except for those covenants which by their terms survive termination) shall terminate without any liability of either Party to the other Party (except for any liability of the Party then in breach).

ARTICLE 11

MISCELLANEOUS

11.1           Survival.  All representations and warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling Person thereof or by or on behalf of the Company, any of its officers and directors or any controlling Person thereof, and such representations and warranties shall survive for a period of 24 months from the Closing Date.  The covenants and agreements contained herein shall survive in accordance with their terms.

11.2           Fees and Expenses.  On the Closing Date, the Company shall pay its own expenses and the expenses of the Purchaser incurred in connection with the negotiation, execution, delivery, performance and consummation of this Agreement and the Contemplated Transactions.

11.3           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given if delivered personally or telecopied, on the date of such delivery, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(a)	if to the Company:

YOU On Demand Holdings, Inc.
27 Union Square West, Suite 502
New York, New York 10003
Attn: Shane McMahon
Telecopy: (212) 206-9112

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street
Washington DC  20037
Attention: Louis Bevilacqua
Telecopy: (212) 663-8007

(b)	if to the Purchaser:

C Media Limited
CN11 Legend Town,
No. 1 Balizhuangdongli, Chaoyang District
Beijing, China 100025
Attn: Victor Chen, Vice President
Rainer Li, CFO
Telecopy: 86 10 8586 2775

with a copy to:

Reed Smith LLP
599 Lexington Ave.
New York, New York 10022
Attn: William N. Haddad
Telecopy: (212) 521-5400

Any party may by notice given in accordance with this Section 11.3 designate another address or Person for receipt of notices hereunder.

11.4          Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Other than the parties hereto and their successors and permitted assigns, and except as set forth in Article 9, no Person is intended to be a beneficiary of this Agreement.  No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that, without the prior written consent of the Company, (a) prior to the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Purchaser and (b) after the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of shares of the Series D Preferred Stock.  Any assignee of any Purchaser pursuant to the proviso of the foregoing sentence shall be deemed to be a “Purchaser” for all purposes of this Agreement.

11.5           Amendment and Waiver.

(a)          No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)         The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at Law, in equity or otherwise.

(c)              Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company (in the case of any amendment, supplement, modification or waiver after the Closing, with the approval of not less than a majority of the directors not appointed by the Purchaser) and the Purchaser.

11.6           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.7           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.8           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York without giving effect to the principles of conflict of Laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any Action arising out of or relating to this Agreement and the Contemplated Transactions (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 11.3, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

11.9           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.10        Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the schedules and exhibits hereto, and the Company Agreements referred to herein or delivered pursuant hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.11        Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the Contemplated Transactions and to otherwise carry out the intent of the parties hereunder.  In furtherance and not in limitation of the foregoing, the Company agrees to all actions necessary to give effect to the voting rights of the Series D Preferred Stock in accordance with the terms thereof.

11.12        Public Announcements.  Except as required by any Requirement of Law, none of the parties hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the Contemplated Transactions without consulting the other parties, AND without the approval of the other parties (such approval not to be unreasonably withheld or delayed).

11.13        Specific Performance.  The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief or any requirement for a bond.

11.14        Subsidiaries.  Whenever this Agreement provides that a Subsidiary of the Company is obligated to take or refrain from taking any action, the Company shall cause such Subsidiary to take or refrain from taking such action.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

YOU ON DEMAND HOLDINGS, INC.

By:	/s/ Marc Urbach
Name: Marc Urbach
Title: President and Chief Financial Officer

[Signature page to Series D Preferred Stock Purchase Agreement]

PURCHASER:
C MEDIA LIMITED

By:	/s/ Xuesong Song
Name: Xuesong Song
Title: Chairman and CEO

[Signature page to Series D Preferred Stock Purchase Agreement]